Exhibit 10.7

EMPLOYMENT AGREEMENT BETWEEN
PACIFIC PREMIER BANCORP, INC. AND STEVEN GARDNER

        This Employment Agreement ("Agreement") is made by and between PACIFIC PREMIER BANCORP, INC., a Delaware corporation ("Company"), and STEVEN GARDNER ("Executive"). Company hereby employs Executive and Executive hereby accepts employment with Company in accordance with the following terms and subject to the following conditions:

        1.     Term. This Agreement shall be effective on January 5, 2004. The initial term of the Agreement shall be until January 5, 2007, unless earlier terminated as provided herein. This Agreement shall be automatically extended for an additional one-year period upon the same terms and conditions as are herein set forth unless at least 90 days prior to the then applicable expiration date, Company or Executive delivers written notice to the other party of its or his intent to terminate this Agreement.

        2.     Duties. Executive shall serve as President and Chief Executive Officer of Company. Executive shall do and perform all services, acts or things necessary or advisable to discharge the duties and responsibilities of that position, subject to the policies, directives and oversight of the Board of Directors of the Company, and shall perform such other duties as the Board of Directors may assign to him from time to time.

        3.     Extent of Services. Executive shall devote substantially all of his energies, interest, abilities and productive time to the business of Company and its subsidiaries, including Pacific Premier Bank (the "Bank"), and shall not, during the term of this Agreement, be engaged in any other business activity other than that required of him in connection with his positions with Company and its subsidiaries, including the Bank. Without otherwise limiting the scope of the foregoing, nothing herein shall prevent Executive from investing his personal assets in non-competing businesses that will not require any services on his part.

        4.     Compensation and Benefits. In full compensation for all services rendered by Executive to Company pursuant to this Agreement, Company shall compensate Executive as follows:

        4.1   Salary. Company shall guarantee the payment of Base Salary to Executive under his Employment Agreement with the Bank.

        4.2   Stock Options. Executive previously has been awarded stock options. Nothing in this Agreement shall affect such options. The terms and conditions of said options shall be governed by the applicable stock option agreements and stock option plans. The Board, in its discretion, may award additional stock options in the future.

        4.3   Reimbursement for Business Expenses. Executive shall be reimbursed for all reasonable business expenses incurred by him in performing his duties under this Agreement in accordance with the policies of the Company in effect from time-to-time. All requests for reimbursement shall be substantiated by invoices and other pertinent data reasonably satisfactory to Company.

        4.4   Discretionary Bonus. Executive shall be eligible for a discretionary performance bonus not to exceed 100% of Executive's base salary at the Bank, based on individual performance and overall performance of the Bank and Company. The criteria for determining eligibility and the amount of any bonus shall be in the discretion of the Company's Compensation Committee of the Company's Board of Directors.

        5.     Termination and Severance.

        5.1   Executive's employment may be terminated with or without cause and with or without advance notice. If Executive's employment is terminated without cause by Company or the Bank, Executive will receive a severance payment equal to two times the sum of Executive's then-current annual salary as paid by the Company or the Bank plus his incentive bonus for the previous year as paid by Company or the Bank, less taxes and other required withholding, payable in a lump sum. Said payment shall constitute Company's and the Banks' sole financial obligation to Executive in the event of a termination without cause. "Cause" means personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or cease-and-desist order, material breach of any provision of this Employment Agreement or continued incapacity (because of disability or otherwise) to perform Executive's duties. If Executive's employment is terminated with cause by Company, or if Executive voluntarily terminates his employment, Executive will not have the right to receive compensation for any period after termination except as otherwise provided in Section 5.2 in connection with a change-in-control. If Executive voluntarily terminates his employment with Company, he shall be automatically deemed to have terminated his employment with the Bank. Company may terminate Executive's employment at any time, but any termination by Company, other than termination for Cause, shall not prejudice Executive's right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause. Any sums paid to Executive under his employment agreement with the Bank in connection with termination of Executive's employment with the Bank shall reduce any amount that would otherwise be payable under this Agreement.

        5.2   Termination Because of Change-in-Control. If Executive is terminated without cause at any time following a change-in-control or resigns his employment within twelve (12) months following a change-in-control, this subparagraph 5.2 shall govern his eligibility for severance pay. In such event, Executive will receive a severance payment equal to two years' Base Salary plus incentive bonus, less taxes and other required withholding, in a lump sum. For purposes of this subparagraph, "change-in-control" means an acquisition of all, or substantially all, of Company's assets, as well as the acquisition of ownership or voting control by a party or "group", as defined in the applicable securities laws, of 35% or more of Company's outstanding voting securities. Any sums paid to Executive under his employment agreement with the Bank in connection with a change-in-control shall reduce any amount that would otherwise be payable under this Agreement.

        6.     Notices. All notices and other communications to be given pursuant to this Agreement shall be in writing and may be served personally or by certified mail, return receipt requested, to the parties at such places as either of the parties hereto may from time to time designate in writing.

        7.     Post-Termination Obligations.

        7.1   All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with subparagraphs 7.2, 7.3 and 7.4.

        7.2   Executive shall, upon reasonable notice, furnish such information and assistance to Company as may reasonably be required by Company in connection with any litigation or governmental investigation in which it or any of its subsidiaries or affiliates is, or may become, a party. Executive shall not be entitled to any additional compensation for furnishing such information and assistance but shall be entitled to be reimbursed for all expenses reasonably incurred thereby.

        7.3   Executive recognizes and acknowledges that his knowledge of the business activities and plans for business activities of Company and affiliates thereof, as it may exist from time-to-time, is a valuable, special and unique asset of the business of Company. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of Company or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever, unless compelled to do so by court or regulatory agency process. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of

Company, and may disclose information regarding Company to third parties such as investment bankers and investors so long as to do so would not constitute the release of material, non-public information. In the event of a breach or threatened breach by Executive of the provisions of this Section 7, Company will be entitled to an injunction restraining Executive from disclosing, in whole in part, the knowledge of the past, present, planned or considered business activities of Company or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting Company from pursuing any other remedies available to Company for such breach or threatened breach, including the recovery of damages from Executive. Company acknowledges that following termination of this Agreement, Executive may seek employment with other financial institutions and agrees that Executive shall not, by virtue of seeking or accepting such employment, be deemed to automatically have disclosed or threatened to disclose any of his knowledge of the past, present, planned or considered business activities of Company of its affiliates.

        7.4   For a period of one year after Executive's employment termination, Executive will not solicit any employee of Company to terminate his or her employment with Company.

        8.     Assignment. This Agreement and the rights and obligations of each of the parties hereunder may not be assigned by either party without the prior written consent of the other party hereto; provided, however, that this Agreement and all rights and obligations hereunder may be assigned by Company to, and assumed by, any corporation or other business entity which succeeds to all or substantially all of the business of Company through a merger, consolidation, corporate reorganization or by acquisition of all or substantially all of the stock or assets of Company.

        9.     Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns permitted by this Agreement.

        10.   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

        11.   Arbitration. All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Company in its sole and absolute discretion, shall be resolved by binding arbitration before a retired judge, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. ("JAMS"), presently located in Orange County, California. In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this Section, or has discontinued its business, the parties agree that a retired judge, selected by the mutual agreement of the parties, of the American Arbitration Association ("AAA"), presently located in Orange County, California, shall conduct the binding arbitration referred to in this Section. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall be subject to such rules of procedure used or established by JAMS, or if there are none, the rules of procedure used or established by AAA. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of Title 9 of Part 3 of the California Code of Civil Procedure. Any arbitration hereunder shall be conducted in Orange County, California, unless otherwise agreed to by the parties. The only exception to this arbitration clause is that Company may apply to a court for injunctive relief to enforce Section 7 of this Agreement.

        12.   Waiver or Breach. The waiver by either party of any breach hereof by the other party or, in any particular instance or series of instances, of any term or condition of this Agreement shall not constitute nor be deemed a waiver of such breach or of any such term or condition hereof in any other instance nor shall any waiver constitute a continuing waiver hereunder. No waiver shall be binding unless executed in writing by the party making the waiver.

        13.   Modification. The provisions of this Agreement may be amended, supplemented, cancelled or otherwise altered only by an agreement in writing signed by each of the parties hereto.

        14.   Severability. If any provision contained in this Agreement should, for any reason, be held to be invalid or unenforceable in any respect under the laws of the United States or any state, such invalidity or enforceability shall not affect the validity or enforceability of any other provision.

        15.   Guarantee; No Duplication. Company unconditionally guarantees payment and provision of all amounts and benefits due under the Employment Agreement between the Bank and Executive entered into contemporaneously herewith. To the extent payments and benefits required under this Agreement (including, without limitation, insurance, vacation, holidays, sick leave, retirement, severance, or 401(k)) are paid by the Bank, such payments and benefits shall not be duplicated by payments or benefits from Company.

        16.   Integration. This Agreement supersedes and replaces all prior oral or written agreements between the parties, respecting Executive's employment with the Company; provided, however, that the scope of this Agreement shall not supersede any existing stock option agreements between the parties.

PACIFIC PREMIER BANCORP, INC.
Dated:	December 30, 2003	By:	/s/ RONALD G. SKIPPER Ronald G. Skipper Chairman of the Board
EXECUTIVE
Dated:	January 2, 2004	By:	/s/ STEVEN R. GARDNER Steven R. Gardner